Exhibit 5

Execution Version

May 7, 2025

Kirkland’s, Inc.
5310 Maryland Way
Brentwood, Tennessee 37027
Attn: Amy Sullivan, President, Chief Executive Officer
         W. Michael Madden, Executive Vice President and Chief Financial Officer

Re: Letter Amendment to Subscription Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Subscription Agreement, entered into as of October 21, 2024 (the “Subscription Agreement”), by and between Beyond, Inc., a Delaware corporation (“Purchaser”), and Kirkland’s Inc., a Tennessee corporation (the “Company”) (each a “Party”, and together, the “Parties”).

The Parties hereby agree as follows:

1.
Amendment to the Subscription Agreement. Pursuant to and in accordance with Section 6.10 of the Subscription Agreement, Section 4.1(a), Section 4.1(b) and Section 4.2 of the Subscription Agreement are deleted in their entirety.

2.
Effect on the Subscription Agreement: This Letter Amendment constitutes an amendment to the Subscription Agreement, and the Parties hereby agree and acknowledge that this amendment is made in accordance with the requirements thereof. Throughout the Subscription Agreement, references to “Agreement” or similar phrases shall be deemed to refer to the Subscription Agreement, as amended by this Letter Amendment. Except as set forth in this Letter Amendment, the Subscription Agreement shall continue in full force and effect in accordance with its terms. If there is conflict between this Letter Amendment and the Subscription Agreement, the terms of this Letter Amendment will prevail.

The validity, interpretation, construction, and enforcement of this Letter Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to conflict of laws principles. This Letter Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Letter Amendment by facsimile, .pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Letter Amendment.

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If this Letter Amendment correctly states our mutual understanding and agreement, please indicate your approval and agreement by executing this Letter Amendment below, as of the date first set forth above, and returning a fully executed copy to the undersigned.

Very truly yours,

BEYOND, INC.

By:	/s/ Marcus Lemonis
Name:	Marcus Lemonis
Title:	Executive Chairman

Accepted and agreed to as of the date first above written:

KIRKLAND’S, INC.

By:	/s/ W. Michael Madden
Name:	W. Michael Madden
Title:	Executive Vice President and Chief Financial Officer